Exhibit 99.1

News Release

Contacts:

Media Relations: Manuel Goncalves Phone: 212-635-1568, mobile: 973-809-1114 manuel.goncalves@bnymellon.com	Investor Relations: Magda Palczynska Phone: 212-635-8529, mobile: 646-789-1504 magda.palczynska@bnymellon.com

Thomas P. (Todd) Gibbons Appointed Chief Executive Officer of BNY Mellon

Joseph Echevarria Remains Independent Chairman of the Board

NEW YORK, March 30, 2020 — The Bank of New York Mellon Corporation (“BNY Mellon”) (NYSE: BK) announced today that Thomas P. (Todd) Gibbons has been appointed Chief Executive Officer, effective immediately. Mr. Gibbons has served as interim CEO since September 2019. Joseph Echevarria, a member of BNY Mellon’s Board of Directors since February 2015, will continue to serve as Independent Chairman of the Board.

Mr. Echevarria said, “We are excited to appoint Todd as our Chief Executive Officer, a role he has performed exceptionally on an interim basis. The Board conducted a comprehensive search process over a number of months, and we concluded he is the right person for the job. Todd is an accomplished and respected leader who is well known to all of our stakeholders, with a deep connection to the company and its client base. He has a tremendous understanding of what’s needed to drive the company’s success in the future, and we look forward to continuing to work with him.”

Prior to being named interim CEO in September, Mr. Gibbons served as Vice Chairman and CEO of Clearing, Markets and Client Management – a role that represented about half of BNY Mellon’s earnings. Prior to that role, he was BNY Mellon’s Chief Financial Officer for nine years, Chief Risk Policy Officer for six years, among others during his distinguished career with the company.

Mr. Gibbons said, “I am deeply honored to serve as CEO of BNY Mellon, a company to which I have dedicated my entire career. We are the trusted stewards of our clients’ businesses, and I look forward to working with the Board and leading our nearly 50,000 talented employees as we continue to evolve our great company. We will build on our strong foundation to continue to drive improved performance and innovation across BNY Mellon while also delivering on our promise to our clients, shareholders and employees.”

ABOUT BNY MELLON

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries. As of Dec. 31, 2019, BNY Mellon had $37.1 trillion in assets under custody and/or administration, and $1.9 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com. Follow us on Twitter @BNYMellon or visit our newsroom at www.bnymellon.com/newsroom for the latest company news.

News Release

Note to Editors:

Thomas P. (Todd) Gibbons

Mr. Gibbons currently serves as the Chief Executive Officer of BNY Mellon. Prior to that, Mr. Gibbons had been a Vice Chairman of BNY Mellon and CEO of Clearing, Markets and Client Management. In that role he oversaw the Pershing clearing business; the trading, financing, collateral and liquidity management solutions delivered through the Markets business; treasury services and commercial payment activities; the U.S. government securities clearance and U.S. tri-party repo businesses delivered through BNY Mellon Government Securities Services Corp; credit services; global client management; and regional area management. From 2008 through 2017, he served as CFO. Previously, for six years he was Chief Risk Policy Officer, overseeing credit, operational and market risk management of the company and The Bank of New York.

Mr. Gibbons also served as CFO of The Bank of New York for almost a year prior to the merger. He first joined The Bank of New York in 1986 and held top management positions in the capital markets business, including head of global treasury, with responsibility for asset and liability management, funding, money market trading, swaps and derivative products. Prior to joining The Bank of New York, he was assistant treasurer at Handy and Harman, a leading refiner, processor and fabricator of precious metals.

Mr. Gibbons is a member of BNY Mellon’s Executive Committee. He also serves on the advisory board of Wake Forest University’s Business School. He holds a B.S. in Business Administration from Wake Forest University and an MBA from Pace University.

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